                                                                EXHIBIT NO. 11.1


AZCO MINING, INC. (DELAWARE)
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS for the fiscal years ended June 30, 1996, 1995 and 1994



                                                            1996              1995              1994

Net income (loss) applicable to computation             $ 17,127,455     $ (4,698,537)     $ (3,508,702)



Weighted average common shares assuming no dilution       25,512,938       25,006,637        20,495,454
                                                        ------------     ------------      ------------
Stock options and warrants that had a dilutive
   effecting on net income (based on relationship
   of market value to exercise price), assumed to
   have been exercised on the first day of each
   period (or date of grant, if later), less the
   number of shares which could have been purchased
   from the proceeds of such assumed exercise;
   number of shares using the weighted average
   market price for the assumed purchase of shares
   described above                                            41,384           48,379           997,154
                                                        ------------     ------------      ------------

Weighted average common shares applicable to
   earnings per common and common equivalent share        25,554,322       25,055,016        21,492,608
                                                        ------------     ------------      ------------

Additional shares using the market close price at
   the end of the period for the assumed purchase
   of shares described above                                  77,801           14,184            45,867

Conversion of convertible debentures at the stated
   rate assumed to have been converted at the
   beginning of the earliest period reported                                  135,179           135,179
                                                        ------------     ------------      ------------

Weighted average common shares assuming full
   dilution                                               25,632,123       25,204,379        21,673,654
                                                        ============     ============      ============

Earnings per common and common equivalent share:
   Net income (loss)                                    $      0.670     $     (0.188)     $     (0.163)
                                                        ============     ============      ============


Earnings per common share assuming full dilution:
   Net income (loss)                                    $      0.668     $     (0.186)     $     (0.162)
                                                        ============     ============      ============